Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-192150) of Twitter, Inc. of our report dated October 21, 2013 relating to the financial statements of MoPub Inc., which appears in the Current Report on Form 8-K of Twitter, Inc. dated October 28, 2013.

/s/ PricewaterhouseCoopers LLP

San Jose, California
December 19, 2013